EXHIBIT  10.2

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") effective as of the 15th day of March 2000, between PhotoLoft.com , a Nevada corporation having its principal place of business at 300 Orchard City Drive, Suite 142, Campbell, California 98005 ("Employer"), and Jack Marshall ("Employee").

                                   WITNESSETH:

WHEREAS, Employer desires to employ Employee upon the terms and subject to the conditions hereinafter set forth, and Employee desires to accept such employment:


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NOW,  THEREFORE,  for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

     1. EMPLOYMENT. Subject to the terms and conditions of this Agreement, Employer shall employ Employee and Employee hereby accepts such employment.

     2. TERM. The term of this Agreement shall be for the period from March 15, 2000 through March 15, 2001.

     3.   POSITION AND DUTIES.

          a. POSITION. Employee shall serve as CEO, President and Treasurer and shall perform the duties and exercise the powers in connection with such position and which may from time to time be reasonably assigned to or vested in him or her by the Board of Directors or similar governing body of Employer (the "Board") or the duly authorized committee or designee thereof.

          b. FULL TIME EFFORTS. Employee shall perform and discharge faithfully, diligently and to the best of his or her ability such duties and responsibilities and shall devote his or her full-time efforts to the business and affairs of Employer.

          c. NO INTERFERENCE WITH DUTIES. Employee shall not devote time to other activities such as would inhibit or otherwise interfere with the proper performance of his or her duties.

     4. WORK STANDARD. Employee hereby agrees that he or she will at all times comply with abide by all terms and conditions set forth in this Agreement, and all applicable work policies, procedures and rules as may be issued by Employer.


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     5.   COMPENSATION.

          a. BASE SALARY. Subject to the terms and conditions set forth in this Agreement, Employer shall pay Employee, and Employee shall accept, a salary ("Base Salary") at the annual rate of $140,000 for all services rendered during the term of this Agreement. Base Salary shall be reviewed no less frequently than annually. The Base Salary is not to be considered in any way to limit Employee's opportunity to receive appropriate increases in Base Salary during the term of this Agreement. The Base Salary shall be paid in accordance with Employer's normal payroll procedures.

          b. INCENTIVE BONUS. Subject to the terms and conditions set forth in this Agreement, Employer shall pay Employee, and Employee shall accept, an annual cash bonus ("Incentive Bonus") to be no less than fifty (50%) percent of the Annual Salary upon achieving the following milestones: a) an average of one (1) million impressions to the PhotoLoft.com web site over a thirty (30) day period; b) one (1) million members in PhotoLoft.com; c) no less than $500,000 gross revenue generated in 2000. The Incentive Bonus will be no less than one hundred (100%) percent of the Annual Salary upon achieving the following milestones: a) an average of two (2) million impressions to the PhotoLoft.com web site over a thirty (30) day period; b) two (2) million members in PhotoLoft.com; c) no less than one ($1) million dollars are generated in gross revenues in 2000.

          c. EMPLOYMENT OPTIONS. Employee will continue to accrue employment options granted under a 1998 Stock Option Agreement, whereby the Employee will vest up to 750,000 options by July 2002.


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          d.   BONUS  OPTIONS.  Employee  will receive  250,000  bonus  options, granted under the Employee Stock Option Plan, upon acceptance by the Board of a term sheet for a sale of the company or a major financing. Employee will receive 500,000 bonus options, granted under the Employee Stock Option Plan, on the Effective Date of a sale of the company or major financing.

          e. WITHHOLDING. All compensation payable to Employee pursuant to this Agreement shall be subject to, and Employer will deduct and withhold, all applicable federal, state and local withholding, employment, social security, and other similar taxes.

     6. FRINGE BENEFITS. During the term of Employee's employment under this Agreement, Em0ployee shall receive the fringe benefits described below:

          a. MEDICAL, DENTAL, VISION, LIFE AND DISABILITY INSURANCE. Employer shall provide Employee and eligible dependents ("spouse and children under 21 years of age") with medical, dental and vision insurance coverage. Life and disability insurance coverage will be provided by Employer to Employee.

          b. VACATION. Employee is eligible for four (4) weeks of vacation per calendar year.

          c. CAR ALLOWANCE. Employee is eligible for a monthly car allowance of $500.

          d. OUT OF POCKET EXPENSES. Employer will reimburse Employee for out of pocket expenses ("out of pocket expenses") as incurred by the Employee in the normal course of business, including, but not limited to corporate entertainment, non-capital purchases and corporate travel.

     7. LAWS, REGULATIONS, AND PUBLIC ORDINANCES. Employee shall comply with all federal, state, and local statutes, regulations and public ordinances governing the work.


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     8.   CONFIDENTIAL   INFORMATION;    INVENTIONS;   CONFLICTING   EMPLOYMENT;
          RETURNING COMPANY DOCUMENTS; SOLICITATION OF EMPLOYEES; NON-COMPETE.

          a. COMPANY INFORMATION: Employee agrees at all times during the term of employment and thereafter, to hold in strictest confidence, and not use, except for the benefit of the Employer, or to disclose to any person, firm or corporation without written authorization of the board of Directors of the Company, any Confidential Information of the Company. Employee understands that Confidential Information means any company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the company on whom Employee calls or with whom Employee became acquainted during the term of employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to Employee by the company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment. Employee further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Employee.

          b. FORMER EMPLOYER INFORMATION. Employee agrees that he will not, during employment with the company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity with which Employee has an agreement or duty to keep in confidence, information acquired by Employee in confidence, if any, and that Employee will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.


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          c.   THIRD PARTY INFORMATION. Employee recognizes that the company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on certain limited purposes. Employee agrees to hold all such
               confidential   or   proprietary   information  in  the  strictest
               confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the company consistent with the company's agreement with such third party.

          d. INVENTIONS RETAINED AND LICENSED: Employee has attached hereto as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements and trade secrets which were made by Employee prior to employment with the company (collectively referred to as Prior inventions), which belong to Employee, which relate to the company's purposed business, products or hereunder; or, if not such list is attached, Employee represents that there are no such prior inventions. If in the course of employment with the company, Employee incorporates into a company product, process or machine a prior invention owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such prior invention as part of or in connection with such product, process or machine.

          e. ASSIGNMENT OF INVENTIONS; Employee agrees that he will promptly make full written disclosure to the company, will hold in trust for the sole right and benefit of the company and hereby assign to the company, or its designee, all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, during the period of time he is in the employee of the company (collectively referred to as "Inventions"), except as provided in Section i below. Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.


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          f.   MAINTENANCE  OF  RECORDS:  Employee  agrees to keep and  maintain adequate and current written records of all inventions made by him (solely or jointly with others) during the term of my employment with the company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the company. The records will be available to and remain the sole property of the company at all times.

          g. PATENT AND COPYRIGHT REGISTRATION: Employee agrees to assist the company, or its designee, at the company's expense, in every proper way to secure the company's rights in the inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the comp0any, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto. Employee further agrees that any obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the company is unable because of Employee's mental or physical incapacity or for any other reason to secure Employee's signature to apply for or to pursue any application for any United States or foreign patents or copyrights registrations covering inventions or original works of authorship assigned to the company as above, then Employee hereby irrevocably designates and appoints company and its duly authorized officers and agents as agent and attorney in fact, to act for and in Employee's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.


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          h.   EXCEPTIONS  TO  ASSIGNMENTS.   Employee   understands   that  the
               provisions of this Agreement requiring assignment of inventions to company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870. Employee will advise the company promptly in writing of any inventions that he believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.


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          i.   RETURNING COMPANY DOCUMENTS. Employee agrees that, at the time of leaving the employ of the company he will deliver to the company (and will not keep in his possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals,
               lists,  correspondence,   specifications,  drawings,  blueprints,
               sketches, materials, equipment, others documents, or property, or reproductions of any aforementioned items developed by Employee pursuant to employment with the company or otherwise belonging to the company, its successors or assigns.

          j. SOLICITATION OF EMPLOYEES. Employee agrees that he shall not, for a period of one (1) year immediately following the termination from the company for any reason, whether with or without cause, either directly or indirectly, on his own behalf or in the service or on behalf of other, solicit, recruit or attempt to persuade any person to terminate such person's employment with the company, whether or not such person is a full-time employee or whether or not such employment is pursuant to a written agreement or is at-will.

          k. NON-COMPETE. Employee agrees that he shall not, for a period of one (1) year immediately following the termination of his relationship with the company for any reason, whether with or without cause, either directly or indirectly engage in any activity that competes with PhotoLoft.com

     9. TERMINATION FOR CAUSE. This Agreement may be terminated at any time by Employer without prior notice thereof to Employee and without any liability owning to Employee under this Agreement under the following conditions, each of which shall constitute "Cause";


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          a.   FAILURE TO  DISCHARGE  DUTIES.  Employee  willfully  neglects  or refuses to discharge his duties hereunder or refuses to comply with any lawful and reasonable instructions given to him by Employer without reasonable excuse;

          b. BREACH. Employee shall have committed any material breach, or repeated or continued after written notice of any breach, whether material or not, of his obligations hereunder;

          c. GROSS MISCONDUCT. Employee is guilty of gross misconduct. For the purposes of this Agreement the following acts shall constitute gross misconduct:

               i) Any act involving fraud or dishonesty or breach of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like;

               ii) The carrying out of any activity or the making of any statement which would prejudice or impair the good name or standing of Employer or would bring Employer into contempt, ridicule or would reasonable shock or offend any community in which Employer is located;

               iii) Attendance at work in a state of  intoxication  or otherwise being found in possession at his place of work any prohibited drug or substance, possession of which would amount to a criminal offense;


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               iv)  Assault or other act of  violence  against  any  employee of
                    Employer or other person during the course of his or her employment;

               v) Harassment of disparagement of others based on their age, disability, color, national origin, race, religion, sex or veteran status, including acts of sexual harassment or,

               vi) Conviction of any felony or misdemeanor involving moral turpitude.

     10. TERMINATION BY EMPLOYER FOR REASONS OTHER THAN CAUSE. Notwithstanding anything herein to the contrary, and subject to the survival provisions of Paragraph 13.G hereof, Employer may terminate this Agreement at any time with thirty (30) days prior notice thereof to Employee. In such an event, Employer shall pay to Employee in accordance with Employer's normal practices; 1) twice the Base Salary;
          2) Incentive Bonus as applicable, 3) vested Stock Options, 4) Medical, Dental, Vision, Life and Disability Insurance, 5) Car Allowance, 6) and any unused Vacation - for a period of one (1) year from the date of termination.

     11. TERMINATION BASED UPON CHANGE OF CONTROL. In the event Employer enters into an agreement with another person or entity, the effect of which is to change the control of the Employer, then and in such event, Employee shall be exclusively entitled to terminate this Agreement, and in such event, Employer shall pay to Employee the severance payments in the amount of two (2) years base salary, any bonus and benefits payable through the end of the term. Additionally, upon such termination, the vesting of all options to purchase Common Stock of the Company held by Employee shall be accelerated so that such options are immediately exercisable. For purposes of this Agreement, the term "change of control": shall mean: (i) any change of equity such that more than fifty percent (50%) of the issued and outstanding shares of the Company are transferred to a third party; (ii) or debt ownership, including but not limited to conversion rights of debt to equity of the Employer such that more than fifty percent (50%) of the issued and outstanding shares are transferred to a third party; or (iii) a sale of substantially all of Employer's assets. However, a change of control shall not include a public offering of the securities of the Company.


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     12.  TERMINATION BY EMPLOYEE.

          a. VOLUNTARY TERMINATION. Employee may terminate his employment under this Agreement at any time with thirty (30) days prior written notice thereof to Employer. Upon such termination, Employee shall be entitled to his pro-rata Base Salary and Incentive Bonus through the date of such termination and all stock options that have vested at that time.

          b. RESIGNATION FOR GOOD CAUSE. The termination of his employment under this Agreement by Employee following a substantial reduction in Employee's position or duties or material breach of this Agreement by Employer shall be deemed a termination by employee for reasons other than cause as set forth in paragraph 10 hereof.

          c. TERMINATION UPON DEATH. This Agreement shall terminate immediately upon Employee's death. Employee's estate shall be entitled to Employee's Base Salary up to twelve (12) months after the Employee's death, Incentive Bonus if applicable and earned Stock Options. Medical, Dental and Vision Insurance payments shall continue for twelve (12) months from date of Employee's death.

     GENERAL  PROVISIONS.

          a. AMENDMENT. This Agreement may be amended or modified only by a writing signed by both of the parties hereto.

          b. BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon Employee, his or her heirs and personal representatives, and Employer, its successors and assigns.

          c. WAIVER. The waiver by either party of a breach of any provision contained in this Agreement shall not be construed as or operate as a waiver of any subsequent breach.

          d.   NOTICES

               i) All notices and all other communication provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested or delivered by a recognized national overnight courier service, or sent by facsimile as follows:

                    If  to  Employer  to:          Mr.  Patrick  Dane
                                                   Director

                    If  to  Employee  to:          Mr.  Jack  Marshall
                                                   CEO,  President,  Treasurer

     If Employee has provided notice to Employer that he is represented by counsel, Employer shall copy Employee's counsel at the address specified. Employee agrees and understands that any legal fees or expenses incurred by him in connection with this Agreement are his sole responsibility and Employer shall not reimburse Employee for any portion of such fees or expenses.

               ii) All notices sent under this Paragraph 13 shall be deemed given twenty-four (24) hours after sent by facsimile or courier and seventy-two (72) hours after sent by certified or registered mail.


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               iii) Either  party  hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Paragraph.

          e. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws.

          f. ENTIRE AGREEMENT. This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and this Agreement supersedes and replaces any prior agreement , either oral or written, which Employee may have with Employer that relates generally to the same subject matter.

          g. SURVIVAL. Notwithstanding any expiration or termination of this Agreement, the provisions of this agreement shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

          h. ASSIGNMENT. This Agreement may not be assigned by Employee without the prior written consent of Employer, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. Employer can assign this Agreement to any Affiliate with Employee's written consent. Thereafter, any such Assignee shall be considered to be the Employer for all purposes under this Agreement; provided however, that references to previous incentive bonuses shall be deemed to include incentive bonuses paid by any assignor.

          i. SEVERABILITY. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

          j. PARAGRAPH HEADING. The section headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

          k. VOLUNTARY AGREEMENT. Employee and Employer represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other advisers(s) of such party's choice before executing this Agreement.


13. REMEDIES. ARBITRATION OF DISAGREEMENTS. Any dispute, controversy or claim arising out of or relating to the obligations under this Agreement shall be settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution Rules. The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within 30 days following receipt by one party of the other party's notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the American Arbitration Association (the "AAA"). The selection process shall be that which is set forth in the AAA Employment Dispute Resolution Rules, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected.

     All fees and expenses of the arbitration, including a transcript if requested, will be borne by the Employer. Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by California state law.


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IN  WTINESS  WHEREOF,  the  parties  hereto  have executed, or caused their duly authorized representative to execute, this Agreement as of the date first above written.


     EMPLOYER                         Jack  Marshall


      BY:
           Patrick  Dane


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